Exhibit 99.1
Contact:
Ram Mukunda
Chief Executive Officer and President
India Globalization Capital, Inc.
(301) 983-0998
FOR IMMEDIATE RELEASE
INDIA GLOBALIZATION CAPITAL, INC. TO
RESTATE FINANCIAL STATEMENTS FOR PRIOR FISCAL PERIODS
Current Cash Position Not Impacted
BETHESDA, Maryland, August 18, 2006 — India Globalization Capital, Inc. (AMEX: IGC.U) (the “Company”) today announced that the Audit Committee of the Board of Directors has undertaken a review of certain financial accounting matters affecting previously reported financial information.
As a result of management’s review to date, the Company has concluded that its financial statements for financial statements for the period from April 29, 2005 (inception) through March 8, 2006, appearing in the Company’s Form 8-K filed March 17, 2006 and its financial statements for the years ended March 31, 2006, appearing in the Company’s Form 10-KSB for the year ended March 31, 2006 will need to be restated. Consequently, those financial statements should no longer be relied upon. The restatement is expected to record stock compensation expense for the fair value of shares of common stock issued to founders and advisors in February 2006.
While the review process is not yet complete, the Company believes the restatement will increase previously reported operating losses and net losses for the indicated interim and fiscal periods. Other than corrections to classifications resulting from the restatement, previously reported cash flows are not expected to be impacted. In addition, the Company’s current cash position is not expected to be impacted.
The Company has filed today a Form 8-K relating to this matter with the Securities and Exchange Commission (“SEC”). The Company is working diligently to complete the restatements and expects to file its Form 10-QSB for the fiscal quarter ended June 30, 2006 within the prescribed time frame.
A note about forward-looking statements:
The statements contained herein, other than historical information, are or may be deemed to be forward-looking statements and involve factors, risks and uncertainties that may cause actual results in future periods to differ materially from such statements. These factors, risks and uncertainties include our expectations about possible business combinations, our growth strategies, our future financing plans, and our anticipated needs for working capital, as well as other risks detailed from time to time in the our filings with the Securities and Exchange Commission.
# # #